EXHIBIT 4.2


             AMENDMENT TO THE EXECUTIVE LONG-TERM STOCK OPTION PLAN
                                       OF
                   CHARTER COMMUNICATIONS INTERNATIONAL, INC.

                            (Effective May 10, 1999)

     Pursuant to Section 13(a) of the Executive Long-Term Stock Option Plan of Charter Communications International, Inc., a Nevada corporation (the "Company"), adopted effective January 1, 1996 (the "Plan"), the undersigned hereby adopts this Amendment to the Executive Long-Term Stock Option Plan (the "Amendment").

     WHEREAS, on August 31, 1998, the stockholders of the Company authorized the Board of Directors of the Company to increase of the number of shares reserved for issuance pursuant to the Plan and other stock option plans of the Company to a total of 10,000,000 shares of Common Stock (as defined therein); and

     WHEREAS, the directors of the Company have authorized the increase of the number of shares of Common Stock reserved for issuance pursuant to the Plan to 1,000,000 shares of Common Stock and have also authorized such other amendments set forth herein and permitted by the Plan.

     NOW THEREFORE, the undersigned officer of the Company, on behalf of the Company, does hereby adopt this Amendment.

     1.     Name  Change.  References  in the title of the Plan and in Section 1
            ------------
of the Plan to Charter Communications International, Inc. are hereby amended to refer to Pointe Communications Corporation.

     2.     Increase  in  Number  of  Shares Reserved.  Section 4 of the Plan is
            -----------------------------------------
hereby amended to increase the number of shares subject to the Plan from a total of 500,000 to a total of 1,000,000 shares of Common Stock, par value $.00001 per share.

     IN WITNESS WHEREOF, the undersigned corporation does hereby adopt this Amendment as of the date first written above.


                          POINTE  COMMUNICATIONS  CORPORATION

                          ------------------------------------------------
                          Stephen  E.  Raville,  Chief  Executive  Officer

                                      II-4
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